EXHIBIT 99

RPC, Inc. Reports Second Quarter 2012 Financial Results

ATLANTA, July 25, 2012 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2012.  RPC provides a broad range of specialized oilfield services and equipment to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2012, revenues increased 12.9 percent to $500,106,000 compared to $443,029,000 in the second quarter last year.  Revenues increased compared to the prior year due primarily to a larger fleet of revenue-producing equipment. Operating profit for the quarter was $119,858,000 compared to $119,267,000 in the prior year.  Net income for the quarter was $72,260,000 or $0.33 diluted earnings per share, compared to $73,165,000 or $0.33 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 5.3 percent to $172,928,000 compared to $164,150,000 in the prior year. 1

Cost of revenues was $281,279,000, or 56.2 percent of revenues, during the second quarter of 2012, compared to $242,991,000, or 54.8 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of these expenses.  Cost of revenues as a percentage of revenues increased during the quarter due to an increasingly competitive pricing environment and inefficiencies associated with equipment relocation.  These increases were partially offset by favorable variances in the costs of materials and supplies used in providing our services due to changes in job mix.

Selling, general and administrative expenses were $43,115,000 in the second quarter of 2012, a 19.9 percent increase compared to $35,956,000 in the prior year.  This increase was primarily due to increases in total employment costs due to higher headcount. As a percentage of revenues, these costs increased slightly to 8.6 percent in 2012 compared to 8.1 percent last year.  Depreciation and amortization increased by 20.2 percent to $53,950,000 during the quarter compared to $44,893,000 last year due to assets that have been placed in service during the previous 12 months.

Interest expense decreased from $998,000 last year to $650,000 in 2012 due to lower interest rates, partially offset by a higher average balance under RPC’s syndicated revolving credit facility during the quarter as compared to the prior year.

For the six months ended June 30, 2012, revenues increased 21.6 percent to $1,002,663,000 compared to $824,790,000 last year.  Net income was $153,015,000 or $0.71 earnings per diluted share, compared to $138,689,000 or $0.63 earnings per diluted share last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2012 Earnings Press Release

“During the second quarter of 2012, RPC continued its strong operational execution in an increasingly difficult operating environment,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “We relocated equipment from dry gas basins to several geographic markets where fundamentals are stronger.  Also, we prepared our final fleet of pressure pumping equipment that we ordered to work in the third quarter.  The average U.S. domestic rig count during the second quarter was 1,970, a 7.4 percent increase compared to the same period in 2011 but a 1.0 percent decrease compared to the first quarter of this year.  The average price of natural gas was $2.29 per Mcf, a 47.4 percent decrease compared to the prior year, and a 4.9 percent decrease compared to the first quarter.  The average price of oil was $92.92 per barrel, an 8.8 percent decrease compared to the prior year, and a 9.8 percent decrease compared to the first quarter of 2012.  We note that the amount of U.S. domestic drilling activity targeted to oil production continues to increase, and represented 69.7 percent of U.S. domestic drilling activity during the second quarter of 2012.  RPC’s revenues increased at a greater rate than the domestic rig count due to additions to our coiled tubing and pressure pumping fleets, as well as more equipment and higher activity levels in our downhole tools service line.  These improvements were partially offset by pricing decreases in most of our service lines across all of our geographic markets. The decline in natural gas drilling activity, coupled with a growing industry fleet of oilfield service equipment has resulted in downward pricing pressure to varying degrees in all of our markets.  Also during the second quarter, the results of our downhole tools service line in Canada were impacted by a spring break up that was longer than average, and our operations in the Rocky Mountains and North Dakota were impacted by road conditions which did not allow us to move our equipment efficiently.

“The competitive pricing environment and our relocation of several equipment fleets during the quarter created labor inefficiencies which contributed to our operating margin decline compared to the prior year.  However, our focus over the last two years on the procurement of key raw materials used in providing our services benefited our financial results during the quarter.

“At the end of the second quarter, the balance on our syndicated credit facility was $162.0 million, a decline of $18.8 million compared to the end of the first quarter.  Our capital expenditures of $82.8 million were lower than the first quarter, and reflect the decision we made in early to mid-2011 to curtail our growth capital expenditures.  Our debt to total capitalization ratio at the end of the quarter was 15.9 percent, the lowest it has been during the time that we have utilized a syndicated credit facility,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

2nd Quarter 2012 Earnings Press Release

Technical Services revenues increased 13.5 percent for the quarter compared to the prior year due primarily to an increase in the fleet of revenue-producing equipment, partially offset by lower pricing for our services within this segment.  Support Services revenues increased by 6.0 percent during the quarter compared to the prior year due principally to higher activity levels in most of the service lines within this segment, except for the rental tools service line. Operating profit in Technical Services improved primarily due to higher revenues, partially offset by lower pricing and employee utilization inefficiencies within this segment.  Operating Profit in Support Services declined due to lower pricing and utilization in our rental tools service line, the largest service line within this segment.

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
			(in thousands)
Revenues:
Technical services	$461,643	$406,736	$923,164	$756,138
Support services	38,463	36,293	79,499	68,652
Total revenues	$500,106	$443,029	$1,002,663	$824,790
Operating Profit:
Technical services	$112,371	$109,509	$235,902	$209,425
Support services	12,543	13,154	26,528	23,089
Corporate expenses	(3,152)	(3,474)	(8,407)	(8,410)
(Loss)/Gain on disposition of assets, net	(1,904)	78	(3,308)	1,489
Total operating profit	$119,858	$119,267	$250,715	$225,593
Other (Expense)/Income, net	(880)	(10)	40	324
Interest Expense	(650)	(998)	(1,246)	(2,077)

Interest Income	4	3	9	7

Income before income taxes	$118,332	$118,262	$249,518	$223,847

RPC, Inc. will hold a conference call today, July 25, 2012 at 9:00 a.m. ET to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 378-4350 or (719) 325-2204 and using the access code #2143829.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

2nd Quarter 2012 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

2nd Quarter 2012 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter				Six Months
	2012	2011	% BETTER (WORSE)		2012	2011	% BETTER (WORSE)
REVENUES	$500,106	$443,029	12.9%		$1,002,663	$824,790	21.6%
COSTS AND EXPENSES:
Cost of revenues	281,279	242,991	(15.8)		555,078	444,243	(24.9)
Selling, general and administrative expenses	43,115	35,956	(19.9)		88,042	72,013	(22.3)
Depreciation and amortization	53,950	44,893	(20.2)		105,520	84,430	(25.0)
Loss (gain) on disposition of assets, net	1,904	(78)	N/M		3,308	(1,489)	N/M
Operating profit	119,858	119,267	0.5		250,715	225,593	11.1
Interest expense	(650)	(998)	34.9		(1,246)	(2,077)	40.0
Interest income	4	3	33.3		9	7	28.6
Other (expense) income, net	(880)	(10)	N/M		40	324	(87.7)
Income before income taxes	118,332	118,262	0.1		249,518	223,847	11.5
Income tax provision	46,072	45,097	(2.2)		96,503	85,158	(13.3)
NET INCOME	$72,260	$73,165	(1.2	) %	$153,015	$138,689	10.3%

EARNINGS PER SHARE
Basic	$0.34	$0.34	0.0%		$0.71	$0.64	10.9%
Diluted	$0.33	$0.33	0.0%		$0.71	$0.63	12.7%

AVERAGE SHARES OUTSTANDING
Basic	214,893	217,822			215,241	217,672
Diluted	216,127	220,262			216,780	220,476

2nd Quarter 2012 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$9,256	$7,190
Accounts receivable, net	413,511	400,348
Inventories	119,046	78,657
Deferred income taxes	8,947	7,684
Income taxes receivable	528	604
Prepaid expenses	6,000	4,309
Other current assets	37,591	11,337
Total current assets	594,879	510,129
Property, plant and equipment, net	748,806	568,112
Goodwill	24,093	24,093
Other assets	15,863	12,458
Total assets	$1,383,641	$1,114,792

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$117,003	$119,324
Accrued payroll and related expenses	32,156	25,079
Accrued insurance expenses	5,463	6,018
Accrued state, local and other taxes	8,434	5,636
Income taxes payable	2,865	19,081
Other accrued expenses	235	472
Total current liabilities	166,156	175,610
Long-term accrued insurance expenses	9,230	9,189
Notes payable to banks	162,000	173,100
Long-term pension liabilities	21,963	18,935
Other long-term liabilities	2,814	2,318
Deferred income taxes	164,665	89,376
Total liabilities	526,828	468,528
Common stock	21,943	22,244
Capital in excess of par value	-	-
Retained earnings	847,443	633,147
Accumulated other comprehensive loss	(12,573)	(9,127)
Total stockholders' equity	856,813	646,264
Total liabilities and stockholders' equity	$1,383,641	$1,114,792

2nd Quarter 2012 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter		% BETTER		Six Months		% BETTER
	2012	2011	(WORSE)		2012	2011	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$72,260	$73,165	(1.2	) %	$153,015	$138,689	10.3%
Add:
Income tax provision	46,072	45,097	(2.2)		96,503	85,158	(13.3)
Interest expense	650	998	34.9		1,246	2,077	40.0
Depreciation and amortization	53,950	44,893	(20.2)		105,520	84,430	(25.0)
Less:
Interest income	4	3	33.3		9	7	28.6
EBITDA	$172,928	$164,150	5.3%		$356,275	$310,347	14.8%

EBITDA PER SHARE
Basic	$0.80	$0.75	6.7%		$1.66	$1.43	16.1%
Diluted	$0.80	$0.75	6.7%		$1.64	$1.41	16.3%